Exhibit 99

[LOGO]
CH Energy Group, Inc.
                                                                    NEWS RELEASE


                                                                October 30, 2006

For Release:  Immediately
Contact:      Investors:    Stacey A. Renner, (845) 486-5730
              News Media:   Denise D. VanBuren, (845) 471-8323

              CH Energy Group, Inc. Reports Third-Quarter Earnings


      (Poughkeepsie, New York) Changes in regulatory provisions under a new utility rate agreement and a number of significant, favorable one-time and unusual items caused earnings for CH Energy Group, Inc. (NYSE: CHG) to increase to 70 cents per share in the third quarter of 2006, as compared to 36 cents per share during the same quarter of 2005.

      "We're pleased that the much-needed rate increase we implemented this quarter has allowed us to better cover our expenses and permit our earnings to recover to more reasonable levels," said Steven V. Lant, Chairman of the Board, President and Chief Executive Officer. "However, this quarter also benefited by a total of 28 cents per share from a number of significant, favorable one-time and unusual items being recognized in the third quarter, including tax adjustments, modifications to reserves and the sale of property - while last year's third quarter was depressed by earnings deferrals under our prior rate agreement. This further amplified the year-to-year change."

      Year-to-date earnings stand at $2.12, as compared to $2.07 for the nine months that ended on September 30, 2005.

Regulated Electric and Gas Business:

Central Hudson earned 67 cents per share in the third quarter of 2006, compared to 42 cents during the same period of 2005, up 25 cents quarter-over-quarter. Certain items totaling 20 cents favorably influenced the results, including adjustments to regulatory mechanisms resulting from the PSC agreement (which took effect July 1, 2006) and the sale of unused property. Comparatively cooler summer weather decreased earnings by approximately 8 cents per share during the quarter.

Unregulated Fuel Distribution Businesses:

Results within the unregulated fuel distribution businesses were stable, a loss of 15 cents during the quarter - which was the same amount posted during the third quarter of 2005 and which is typical during the non-heating season. Gross profit on petroleum products was level as compared to the same quarter of 2005. Increased service profitability and a reduction of reserves held for possible environmental issues offset increased operating expenses that resulted largely from acquisitions. Lant reported that the acquisitions are expected to increase revenues during the upcoming heating season.

Unregulated - Other Businesses:

The Company's investment in the Lyonsdale Biomass plant on April 12, 2006, had a net positive impact of 2 cents per share in the third quarter. In total, other income for the holding company and interests held by Central Hudson Enterprises Corporation (CHEC) increased by nearly 7 cents per share as compared to the third quarter of 2005. The elimination of contingent liabilities, increased income from investments in the Cornhusker Lexington ethanol plant and a reduction in business development expenses contributed to that increase, though results were partially dampened by the recording of unfavorable income tax adjustments by the holding company.

About CH Energy Group, Inc.

With more than 450,000 customers CH Energy Group, Inc. is a family of companies seizing new opportunities in the energy marketplace through two primary subsidiaries: Central Hudson Gas & Electric Corporation is a regulated transmission and distribution utility serving approximately 367,000 customers in eight counties of New York State's Mid-Hudson River Valley, and delivering natural gas and electricity in a 2,600-square-mile service territory that extends from the suburbs of metropolitan New York City north to the Capital District at Albany. Central Hudson Enterprises Corporation, a non-regulated subsidiary, is the umbrella for a family of energy-related companies and investments focused primarily on fuel oil distribution and renewable energy. CHEC's fuel distribution business supplies energy products and services to more than 85,000 customers in seven states, stretching from Connecticut to the Washington, D.C. area. CHEC also has interests in a Lexington, Neb., ethanol plant, two wind power projects, and a biomass plant in upstate New York.

                                      # # #


Conference Call: Mr. Lant will conduct a conference call with investors to review financial results at 2:00 p.m. (ET) today, October 30, 2006. Dial-in:
1-800-553-0327; Conference Name: "CH Energy Group." A digitized replay of the call will be available from 7:15 p.m. (ET) on October 30, 2006, until 11:59 p.m.
(ET) on November 6, 2006, by dialing 1-800-475-6701 and entering access code #844974. In addition, the call will be web cast live in listen-only mode and available for replay for approximately 30 days within the Investor Relations section of the Company's Web site at www.CHEnergyGroup.com, where consolidated financial statements are also available.


Forward-Looking Statements

      Statements included in this news release, including documents incorporated by reference that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by words including "anticipates," "believes," "projects," "intends," "estimates," "expects," "plans," "assumes," "seeks," and similar expressions. Forward-looking statements including, without limitation, those relating to CH Energy Group, Inc. and its subsidiaries' future business prospects, revenues, proceeds, working capital, liquidity, income and margins, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors including those identified from time to time in the forward-looking statements. Those factors include, but are not limited to: weather; energy supply and demand; fuel prices; interest rates; potential future acquisitions; developments in the legislative, regulatory and competitive environment; market risks; electric and gas industry restructuring and cost recovery; the ability to obtain adequate and timely rate relief; changes in fuel supply or costs; the success of strategies to satisfy electricity requirements now that Central Hudson's major electric generation assets have been sold; future market prices for energy, capacity, and ancillary services; the outcome of pending litigation and certain environmental matters, particularly the status of inactive hazardous waste disposal sites and waste site remediation requirements; and certain presently unknown or unforeseen factors, including, but not limited to, acts of terrorism. CH Energy Group, Inc. and its subsidiaries undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Given these uncertainties, undue reliance should not be placed on the forward-looking statements.

                                                                        page -1-



                                    APPENDIX

Highlights Relative to Prior Year


------------------------------------------------------------------------------------------------
                                                                                    2006 More
      3 Months Ended September 30:              2006(1)           2005(1)       (Less) than 2005
                                                ----              ----          ----------------
      Operating Revenues                    $239,820,000      $227,896,000       $   11,924,000

      Income Available for
         Common Stock                       $ 10,970,000      $  5,746,000       $    5,224,000

      Earnings Per Share
         of Common Stock (Basic)                $  .70            $   .36           $   .34

       Average Shares Outstanding (Basic)     15,762,000        15,762,000
              (1) Unaudited
------------------------------------------------------------------------------------------------


      The Rate Order issued by the Public Service Commission (PSC) on July 24, 2006 and several significant favorable items positively impacted the third quarter results for 2006.

      The Rate Order granted a rate increase to the Regulated Electric and Natural Gas Businesses (Central Hudson), which increased revenues to recover an increased level of operating costs including tree trimming and storm expense. The rate increase also funds investments in the electric and natural gas infrastructure.

      Reflected in the 2006 results for Central Hudson were significant earnings impacts related to the resolution of a PSC electric reliability assessment for 2005, the reduction of a reserve for MGP site remediation, and the recording of gains on the disposition of real property. These items total $.20 per share and are detailed below.

      The Fuel Distribution business (Griffith Energy Services, Inc.) recorded a reduction of $.03 per share to its environmental reserve due to improvements in environmental clean-up technology and updated estimates of remediation costs.

      Earnings for the Unregulated Other Businesses were also positively impacted by $.05 per share relating tothe reversal of a reserve for a contingent liability related to the sale of CH Resources, a former Energy Group subsidiary. Central Hudson Enterprises Corporation's (CHEC) investments in the Cornhusker fuel ethanol plant and Lyonsdale biomass plant also enhanced earnings in the third quarter of 2006.

Consolidated basic earnings per share of CH Energy Group Inc. (CHEG), increased $.34 per share due to the following:

      Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp.: + $ .25

  o Up $.12 per share from electric and natural gas regulatory mechanisms due to: 1) an increase of $.07 per share related to reduced amounts recorded in the third quarter of 2006 compared to the amounts recorded in the third quarter of 2005 for PSC assessments for service interruptions and 2) an increase of $.06 per share resulting from a reduction in shared earnings from electric operations - i.e., no shared earnings were recorded in the third quarter this year as compared to $.06 per share last year and 3) a $.01 per share reduction related to annual reconciling adjustments for Central Hudson's gas supply charge.

  o   Up $.07 per share from gains realized on the sale of real properties.

  o Up $.06 per share from an increase in electric net operating revenues resulting primarily from the implementation of the electric rate order effective July 1, 2006. This increase is the net result of $.11 per share from the rate increase and a reduction of $.05 from lower electric deliveries. The reduction in deliveries was due to lower cooling degree days (down 23%) compared to the third quarter of 2005, which negatively impacted earnings by $.08 per share.

                                                                        page -2-

      Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp. (continued)

  o Up $.04 per share due to an increase in natural gas net operating revenues resulting primarily from the implementation of the gas rate order effective July 1, 2006. Despite modest customer growth, billed deliveries to firm natural gas customers decreased 3%, which had a negligible impact on earnings.

  o Down $.03 per share due to an increase in interest charges on long and short-term debt. Interest on long-term debt increased due to the issuance of medium-term notes in December of 2005 and increased interest costs on variable rate debt, which was partially offset by favorable regulatory adjustments for the change in interest costs on these variable rate obligations. Additional short-term debt was required during the early portion of the third quarter of 2006 for working capital needs.

  o Down $.01 per share due to the net effect of various other items including an increase in use taxes and a reduction in regulatory carrying charges due from customers related to pension costs, which were partially offset by a decrease in depreciation and amortization on utility plant assets.

  o Operating expenses were flat. Earnings increased $.08 per share resulting from the reduction of reserves for injuries and damages and environmental obligations for former manufactured gas plant (MGP) sites. Expenses related to MGP sites will be recovered pursuant to the provisions of the rate orders effective July 1, 2006. The increase in earnings was offset by increases in tree trimming expenses, storm expenses, and other operating and maintenance expenses.

      Unregulated - Fuel Distribution Business:   $ .00

  o Up $.03 per share due to an adjustment of environmental reserves resulting from improved remediation technology.

  o Up $.02 per share due to an increase in service profitability resulting primarily from an increase in service contract revenue.

  o Gross margin from the sale of petroleum products was flat. Increases in margins per gallon in most product categories and higher volumes were offset by recorded losses on options used for hedging purposes.

  o Down $.05 per share due to an increase in operating expenses. The increase in operating expenses is due to an increase in expenses associated with acquisitions made in the fourth quarter of 2005 and in the first half of 2006, which negatively impacted earnings by $.03 per share, and an increase in general and administrative expenses.

      Unregulated - Other Businesses:  + $ .09

  o Up $.07 per share due to the reversal of reserves for certain operating ($.05) and income tax contingent liabilities ($.02) related to CH Resources, Inc., a former Energy Group subsidiary, which was sold in May 2002.

  o Up $.03 per share due to an increase in income from CHEC's investment interest in the Cornhusker fuel ethanol production plant in Nebraska. This plant was under construction in the third quarter of 2005.

  o Up $.02 per share due to an increase in income from CHEC's 75% interest in the Lyonsdale biomass electric generating plant. The Lyonsdale ownership stake was acquired in April 2006.

  o Down $.03 per share due to the net effect of various other items including unfavorable New York State income tax adjustments related primarily to the 2005 tax year and audited tax years 2002 through 2004; which were partially offset by a reduction in business development costs.

                                                                        page -3-

Third Quarter Results of Operations

Regulated Electric and Natural Gas Businesses - Central Hudson Gas & Electric Corp.

Utility deliveries of electricity within Central Hudson's service territory decreased 3% in the third quarter of 2006 as compared to the same quarter in 2005. Deliveries to residential and commercial customers decreased 4% and 2%, respectively, and deliveries to industrial customers decreased 3%. The reduction in residential and commercial deliveries was due mostly to weather, which was partially offset by modest customer growth. Residential cooling degree-days decreased over the prior year but were higher than normal.

Utility deliveries of natural gas to firm Central Hudson customers decreased 3% as compared to last year's delivery volume. Gas sales in the third quarter, which is a non-heating season, represent only 8% of annual natural gas sales. Deliveries to residential customers decreased 11% primarily due to lower usage, partially offset by modest customer growth. Commercial deliveries increased 4% due to customer growth and increased usage. Industrial deliveries, which represent approximately 5% of total firm deliveries in the comparative quarters, decreased 17%, due primarily to a drop in usage by several industrial customers. Deliveries to interruptible customers increased 38% due to an increase in the delivery of natural gas for electric generation.

Utility electric and natural gas operating revenues decreased slightly from $173.7 million in 2005 to $173.1 million in 2006. Electric revenues decreased $4.9 million (3.0%) and natural gas revenues increased by $4.3 million or 30.2%. The change in electric revenues resulted from a $16.7 million decrease in revenues related to the recovery of purchased electricity costs via Central Hudson's energy cost adjustment mechanism due to milder weather and a decrease in wholesale costs. There was an increase of $8.8 million in revenues largely resulting from the implementation of the electric rate order effective July 1, 2006, and an increase of $3.4 million in revenues related to the resetting of regulatory mechanisms for service interruptions and shared earnings. No shared earnings were recorded in the third quarter of 2006. Natural gas revenues reflect an increase of $4.1 million in revenues from sales of natural gas to retail marketers and for electric generation. These sales for resale revenues do not impact earnings since all related profits are returned to customers. The balance of the increase is due to an increase in delivery revenues resulting from the implementation of the gas rate order effective July 1, 2006.

Total utility operating expenses decreased $6.7 million (4.2%) from $159.4 million in 2005 to $152.7 million in 2006. The reduction results from a $17.1 million decrease in purchased electricity expense due to decreases in wholesale costs and volumes purchased, the latter due primarily to cooler weather in 2006. This decrease was partially offset by an increase in purchased natural gas expense of $3.4 million and an increase of $7.1 million in other expenses of operation. Gas expense increased due to an increase in volumes purchased, most of which was sold for electric generation. The increase in other operating expenses is largely due to an increase in the level of pension and other post-employment benefit costs (OPEB) recorded in accordance with the implementation of the electric and gas rate orders effective July 1, 2006. The overall increase in other operating expenses is also partially offset by $1.8 million in gains realized on the sale of real property in the third quarter of 2006.

Interest charges increased $.9 million due to an increase in interest charges on long and short-term debt. Interest on long-term debt increased due to the issuance of medium-term notes in December of 2005 and increased interest on Central Hudson's variable rate debt. Additional short-term debt was required in the early part of the third quarter of 2006 for working capital needs.

Income taxes increased $1.0 million due to an increase in taxable income, which was partially offset by a reduction to income tax expense in the third quarter of 2006 related to the closeout of income tax audits for multiple years.

                                                                        page -4-

Unregulated - Fuel Distribution Business

Sales of petroleum products for CHEC's fuel distribution business increased 2.0 million gallons (8.7%) to 24.9 million gallons in the third quarter of 2006 from
22.9 million gallons in the third quarter of 2005. Sales of heating oil to residential customers increased 1.2 million gallons from 4.2 million gallons (28.6%) in 2005 to 5.4 million in 2006. The increase resulted primarily from an increase in sales from acquisitions made in the fourth quarter of 2005 and the second and third quarters of 2006. Motor fuel sales increased .8 million gallons (4.3%) from 18.4 million gallons in 2005 to 19.2 million gallons in 2006 while sales of propane remained relatively flat at .3 million gallons in 2005 and 2006. Motor fuel sales increased primarily from the gain of one large volume customer and acquisitions in 2005 and in the second quarter of 2006.

Revenues increased $10.3 million (19.1%) from $54.0 million in 2005 to $64.3 million in 2006 due to a significant increase in the price of petroleum products. Revenues from petroleum products increased $9.3 million (19.0%) from $49.0 million in 2005 to $58.3 million in 2006. Motor fuel revenues increased $5.8 million (14.9%) from $39.0 million in 2005 to $44.8 million in 2006. Heating oil revenues also increased $3.5 million (38.5%) from $9.1 million in 2005 to $12.6 million in 2006. Other revenues related to service and installations and energy services increased $1.0 million.

Operating expenses and income taxes for CHEC's fuel distribution business increased $10.2 million (18.1%) from $56.5 million in 2005 to $66.7 million in 2006. The cost of petroleum increased $9.4 million (21.8%) due to higher wholesale market prices and increased volumes. Other operating expenses increased $.8 million (6.1%) in 2006 due largely to operating expenses from recent acquisitions and an increase in general and administrative expenses. Partially offsetting the increase in other operating expenses was a favorable adjustment to environmental reserves.

Unregulated - Other Businesses

Lyonsdale Revenues and Operating Expenses

On April 12, 2006, CHEC purchased a majority interest in Lyonsdale Biomass, LLC ("Lyonsdale") from Catalyst Renewables Corporation. Lyonsdale owns and operates a 19-megawatt wood-fired electric generating plant. The financial statements of Lyonsdale have been fully consolidated into the financial statements of Energy Group. The following is a summary of Lyonsdale's results for the third quarter.

                                       ($000)
                                       ------
                  Revenues             $2,339
                  Expenses              2,377
                  Income Taxes (Cr)       380
                  Minority Interest        (7)
                                      -------
                        Net Income    $   335
                                      =======

Other Income

Other income and income taxes, for Energy Group, the holding company, and CHEC's investment in partnerships and interests other than fuel distribution operations increased $.9 million. The increase is due to the reversal of reserves for certain operating and income tax contingent liabilities related to CH Resources, Inc., a former Energy Group subsidiary which was sold in 2002; an increase in income from CHEC's interest in a fuel ethanol production plant in Nebraska; and a reduction in Energy Group's business development expenses. This increase was partially offset by the recording of unfavorable income tax adjustments related primarily to the 2005 tax year and audited tax years 2002 through 2004.

                                                                        page -5-

CH Energy Group, Inc.
Year-to-Date 2006 Relative to the Prior Year

Consolidated basic earnings per share for the nine months ended September 30, 2006, were $2.12 per share as compared to earnings of $2.07 per share for the nine months ended September 30, 2005. The $.05 per share increase in earnings is attributable to the following:

      - A $.10 per share increase from Energy Group's other unregulated businesses:

              o Up $.09 from the operating results of the Cornhusker ethanol plant ($.07) and the Lyonsdale biomass plant (.02).

              o Up $.07 from the reversal of reserves for certain operating and income tax contingent liabilities related to CH Resources, Inc., a former Energy Group subsidiary.

              o Up $.03 from the sale of real property held by the holding company.

              o Down $.09 primarily from the absence of favorable income tax adjustments recorded in the second quarter of 2005.

      -     Unchanged earnings per share from Central Hudson:

              o Up $.21 due to electric and gas regulatory mechanisms primarily related to reductions in shared earnings from electric operations and amounts recorded for PSC assessments for service interruptions.

              o   Up $.07 due to the sale of real property.

              o Up $.02 from net electric revenues. This increase is the net result of $.12 from the rate increase and a reduction of $.10 from lower electric deliveries due to weather, net of the effect of weather-hedging contracts.

              o Down $.25 due primarily to greater operating expenses ($.19), including trimming, storm and uncollectible expenses, and interest charges on long and short-term debt ($.07).

              o Down $.05 from net gas revenues. Natural gas deliveries lowered earnings by approximately $.11 due mostly to weather. This decrease was partially offset by a $.06 per share increase in earnings largely related to the implementation of the gas rate order..

      - A $.05 per share decrease from CHEC's unregulated fuel distribution business:

              o Down $.10 due to greater operating expenses including $.10 per share related to recent acquisitions, which was partially offset by a favorable adjustment to environmental reserves of $.04 per share.

              o Up $.05 due to an increase in service contract revenue of $.07 per share. This was partially offset by a decrease in gross margin from the sale of petroleum products of $.02 per share due to a decrease in volumes sold due to warmer weather and customer conservation.

CH Energy Group, Inc. (consolidated) remains in a strong financial position. At September 30, 2006, CHEG had $32.2 million in cash and cash equivalents and $40.3 million of short-term investments. Its current obligations included $30.0 million of short-term debt outstanding and $33 million of current maturities of long-term debt maturing on March 28, 2007.


                                       ###

   Please note that this report plus the consolidated financial statements are available on the Company's website at www.chenergygroup.com.

                              CH ENERGY GROUP, INC.
                        CONSOLIDATED STATEMENT OF INCOME


                                                                  (Unaudited)              (Unaudited)
                                                                3 Months Ended           9 Months Ended
                                                                 September 30,            September 30,
                                                             --------------------    ----------------------

                                                               2006        2005         2006         2005
                                                             --------   ---------    ---------    ---------
Operating Revenues
 Electric                                                    $154,723   $ 159,589    $ 398,700    $ 392,866
 Natural Gas                                                   18,384      14,115      125,651      108,687
 Competitive Business Subsidiaries                             66,713      54,192      246,592      202,001
                                                             --------   ---------    ---------    ---------
   Total Operating Revenues                                   239,820     227,896      770,943      703,554
                                                             --------   ---------    ---------    ---------

Operating Expenses
 Operations - Purchased Electricity and Fuel Used in
      Electric Generation, Purchased Natural Gas,
      and Purchased Petroleum                                 158,979     162,094      525,854      480,038
 Other Expenses of Operation - Regulated Activities            31,690      24,613       90,170       73,472
 Other Expenses of Operation - Comp. Bus. Subsidiaries         12,668      12,642       43,222       39,350
 Depreciation and Amortization                                  8,843       9,116       26,920       27,304
 Taxes, Other Than Income Tax                                   8,968       8,578       25,089       25,344
                                                             --------   ---------    ---------    ---------
   Total Operating Expenses                                   221,148     217,043      711,255      645,508
                                                             --------   ---------    ---------    ---------

Operating Income                                               18,672      10,853       59,688       58,046
                                                             --------   ---------    ---------    ---------

Other Income & Deductions
 Interest and Investment Income                                 1,922       2,629        7,524        7,349
 Other - Net                                                      279        (743)       1,251       (1,589)
                                                             --------   ---------    ---------    ---------
   Total Other Income & Deductions                              2,201       1,886        8,775        5,760
                                                             --------   ---------    ---------    ---------

Interest Charges
 Interest on Debt                                               4,115       3,421       12,139       10,187
 Other Interest                                                 1,147         966        3,130        2,285
                                                             --------   ---------    ---------    ---------
   Total Interest Charges                                       5,262       4,387       15,269       12,472
                                                             --------   ---------    ---------    ---------

Income Before Income Taxes and
 Preferred Dividends of Subsidiary and Minority Interest       15,611       8,352       53,194       51,334

 Income Taxes                                                   4,392       2,364       19,250       17,988

 Minority Interest                                                  7          --         (121)          --
                                                             --------   ---------    ---------    ---------

Income Before Preferred Dividends of Subsidiary                11,212       5,988       34,065       33,346

 Cumulative Preferred Stock Dividends of Subsidiary               242         242          727          727
                                                             --------   ---------    ---------    ---------

Net Income                                                     10,970       5,746       33,338       32,619

Dividends Declared on Common Stock                              8,511       8,511       25,534       25,534
                                                             --------   ---------    ---------    ---------

Amount Retained in the Business                              $  2,459   ($  2,765)   $   7,804    $   7,085
                                                             ========   =========    =========    =========


Avg. Shares of Common Stock Outstanding -  (Basic)  (000s)     15,762      15,762       15,762       15,762
Avg. Shares of Common Stock Outstanding - (Diluted) (000s)     15,777      15,769       15,776       15,768

Earnings Per Share -  (Basic)                                $   0.70   $    0.36    $    2.12    $    2.07
Earnings Per Share - (Diluted)                               $   0.70   $    0.36    $    2.11    $    2.07

Dividends Declared Per Share                                 $   0.54   $    0.54    $    1.62    $    1.62

                              CH ENERGY GROUP, INC.
                           CONSOLIDATED BALANCE SHEET


                                               September 30,      December 31,
                                                 2006 (1)           2005 (2)
                                               -------------      ------------
               ASSETS                               (Thousands of Dollars)

UTILITY PLANT
 Utility Plant                                 $   1,100,705      $  1,074,215
   Less Accumulated Depreciation                     346,395           333,164
                                               -------------      ------------

                                                     754,310           741,051
 Construction Work in Progress                        55,952            38,460
                                               -------------      ------------

 Net Utility Plant                                   810,262           779,511
                                               -------------      ------------

OTHER PROPERTY AND PLANT & EQUIPMENT                  33,713            23,138
                                               -------------      ------------


CURRENT ASSETS
 Cash and Cash Equivalents                            32,195            49,410
 Short-term Investments - available-for-sale
   securities                                         40,281            42,100
 Accounts Receivable from Customers                   61,814            97,462
 Materials & Supplies                                 30,530            28,350
 Fair Value of Derivative Instruments                     54                --
 Regulatory Assets                                    20,759            30,764
 Special Deposits and Prepayments                     25,666            24,350
 Accumulated Deferred Income Tax - Net                15,925             8,836
 Other                                                13,139            15,660
                                               -------------      ------------

                                                     240,363           296,932
                                               -------------      ------------

DEFERRED CHARGES AND OTHER ASSETS                    269,875           279,925
                                               -------------      ------------


 TOTAL                                         $   1,354,213      $  1,379,506
                                               =============      ============


 CAPITALIZATION and LIABILITIES

CAPITALIZATION
 Common Equity (3)                             $     511,812      $    503,833
 Cumulative Preferred Stock:
   Not subject to mandatory redemption                21,027            21,027
 Long-term Debt                                      310,888           343,886
                                               -------------      ------------

                                                     843,727           868,746
                                               -------------      ------------


CURRENT LIABILITIES
 Current Maturities of Long-Term Debt                 33,000                --
 Notes Payable                                        30,000            30,000
 Accounts Payable                                     30,692            54,926
 Accrued Interest                                      3,162             5,156
 Dividends Payable                                     8,754             8,754
 Accrued Taxes Payable                                   759                --
 Regulatory Liabilities                               20,037               373
 Fair Value of Derivative Instruments                  6,717               335
 Other                                                43,918            34,627
                                               -------------      ------------

                                                     177,039           134,171
                                               -------------      ------------

DEFERRED CREDITS AND OTHER LIABILITIES               191,687           242,805
                                               -------------      ------------

ACCUMULATED DEFERRED INCOME TAX (NET)                140,259           133,784
                                               -------------      ------------

MINORITY INTEREST                                      1,501                --
                                               -------------      ------------

   TOTAL                                       $   1,354,213      $  1,379,506
                                               =============      ============


(1)   Unaudited.

(2) Subject to explanations contained in the Annual Report of the Company for the Year 2005.

(3)   Shares outstanding at Sept 30, 2006 = 15,762,000.
      Shares outstanding at Dec. 31, 2005 = 15,762,000.

                                                                         Selected Financial Information
                                                                         ------------------------------

                                                        3 Months Ended September 30,           9 Months Ended September 30,
                                                  -----------------------------------     -------------------------------------
                                                     2006        2005     % Variation        2006         2005     % Variation
                                                  ---------   ---------   -----------     ----------   ---------   ------------
CENTRAL HUDSON GAS & ELECTRIC CORP.
----------------------------------

    Sales of Electricity (Mwh): *
       Residential                                  597,799     620,983            (4)    1,573,909    1,664,699            (5)
       Commercial                                   561,589     570,337            (2)    1,520,213    1,560,639            (3)
       Industrial                                   384,212     397,462            (3)    1,094,135    1,121,694            (2)
       Other                                          8,231       8,137             1        26,332       26,140             1
                                                  ---------   ---------   -----------    ----------   ----------   -----------

            Total Own Territory                   1,551,831   1,596,919            (3)    4,214,589    4,373,172            (4)
                                                  =========   =========   ===========    ==========   ==========   ===========

    Sales of Gas (Mcf.): *
       Residential                                  278,972     314,514           (11)    3,599,184    4,108,339           (12)
       Commercial                                   600,034     579,035             4     4,365,847    4,851,401           (10)
       Industrial                                    44,321      53,188           (17)      313,650      417,122           (25)
       Other                                            272       1,242           (78)       17,923       20,293           (12)
                                                  ---------   ---------   -----------    ----------   ----------   -----------

    Total Firm Sales                                923,599     947,979            (3)    8,296,604    9,397,155           (12)

       Interruptible Sales                          753,191     546,668            38     2,766,945    2,498,100            11
                                                  ---------   ---------   -----------    ----------   ----------   -----------

    Total Own Territory                           1,676,790   1,494,647            12    11,063,549   11,895,255            (7)
                                                  =========   =========   ===========    ==========   ==========   ===========


      *  Includes volumes related to Electric
          or Gas Energy Delivery Services

    Electric Cooling Degree Days:
       Billing Cycle                                    598         777           (23)          660          841           (22)
       Normal Biling Cycle                              502         502            --           560          560            --
       Actual in Period                                 547         788           (31)          724        1,028           (30)

    Electric Heating Degree Days:
       Billing Cycle                                    122          88            39         4,535        4,897            (7)
       Normal Biling Cycle                              146         146            --         4,970        4,970            --
       Actual in Period                                 139          40           248         3,617        3,979            (9)

    Gas Heating Degree Days:
       Billing Cycle                                    147         118            25         4,640        5,025            (8)
       Normal Biling Cycle                              124         124            --         5,071        5,065            --
       Actual in Period                                 141          46           207         3,553        3,931           (10)

    Electric Output For Own Territory  (Mwh.):
       Generated                                     32,714      19,524            68        94,888       74,525            27
       Purchased                                  1,516,822   1,625,400            (7)    4,219,137    4,519,944            (7)
                                                  ---------   ---------   -----------    ----------   ----------   -----------

    Total                                         1,549,536   1,644,924            (6)    4,314,025    4,594,469            (6)
                                                  =========   =========   ===========    ==========   ==========   ===========

    Gas Send-out  Firm Customers  (Mcf.)            474,148     592,325           (20)    5,143,948    6,643,468           (23)
                                                  =========   =========   ===========    ==========   ==========   ===========


CH ENERGY GROUP, INC.
---------------------
    Earnings Per Share - (Basic)                    $    0.70   $    0.36            94    $     2.12   $     2.07             2
    Dividends Declared Per Share                    $    0.54   $    0.54            --    $     1.62   $     1.62            --


                                             Sept. 30,            Dec. 31,
                                                2006                2005          % Variation
                                            -----------          ----------      -------------
           Book Value Per Share                  $32.47             $31.97               2

           Retained Earnings (000s)            $205,821           $198,017               4

           Common Equity Ratio (%)                56.4%              56.0%               1

                              C H ENERGY GROUP, INC

                           Selected Financial Indices

            12 Months Ended September 30, 2006 vs. Calendar Year 2005





                                                12 Months       Calendar
                                                  Ended           Year
                                             Sept. 30, 2006       2005
                                             --------------    -----------


Earnings Per Share - (Basic) .............            $2.86          $2.81


Earned Return on Common Equity (Per Books)             8.82%          8.77%


Pretax Coverage of Fixed Charges .........            4.1 x          4.5 x


Dividends Declared .......................            $2.16          $2.16


Pay-out Ratio ............................             75.5%          76.9%


Common Equity Ratio ......................             56.4%          56.0%


Retained Earnings ($000) .................         $205,821       $198,017


Book Value Per Share  (End of Period) ....           $32.47         $31.97

   CH Energy Group Segment Information - 9 Months Ended September 30, 2006

                                        Regulated              Unregulated
                                   -------------------   -----------------------
      ($000s Except                           Natural      Fuel Oil
    Earnings Per Share)            Electric     Gas      Distribution     Other       Elim(s).         Total
                                   -------------------   -----------------------      --------       ----------
    Revenues from
      external customers           $398,700   $125,651   $    242,325    $ 4,267            --       $  770,943
    Intersegment revenues                11        277             --         --         ($288)              --
                                   -------------------   -----------------------      --------       ----------
          Total Revenues           $398,711   $125,928   $    242,325    $ 4,267         ($288)      $  770,943

    Earnings before income taxes   $ 33,615   $ 11,699           ($92)   $ 7,366                     $   52,588

    Net Income                     $ 20,515   $  6,709           ($55)   $ 6,169            --       $   33,338

    Earnings per share (basic)     $   1.30   $   0.43   $       0.00    $  0.39 (1)        --       $     2.12

    Segment Assets @ 9/30/06       $827,095   $286,931   $    141,285    $99,219         ($317)(2)   $1,354,213

(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.18 per share, with the balance of $.21 per share resulting primarily from interest income and business development activity.

(2)   Includes minority interest of $1,501 related to Lyonsdale





   CH Energy Group Segment Information - 9 Months Ended September 30, 2005

                                        Regulated              Unregulated
                                   -------------------   -----------------------
        ($000s Except                         Natural      Fuel Oil
    Earnings Per Share)            Electric     Gas      Distribution    Other        Elim(s).      Total
                                   -------------------   -----------------------      --------    ----------
    Revenues from
      external customers           $392,866   $108,687   $    201,362   $    639            --    $  703,554
    Intersegment revenues                 9        218             --         --         ($227)           --
                                   -------------------   -----------------------      --------    ----------

          Total Revenues           $392,875   $108,905   $    201,362   $    639         ($227)   $  703,554

    Earnings before income taxes   $ 33,782   $ 12,230   $
1,317   $  3,278            --    $   50,607

    Net Income                     $ 20,098   $  7,163   $        789   $  4,569            --    $   32,619

    Earnings per share (basic)     $   1.28   $   0.45   $       0.05   $   0.29 (1)        --    $     2.07

    Segment Assets @ 9/30/05       $813,955   $276,170   $    138,088   $117,716         ($205)   $1,345,724


(1) The amount of unregulated EPS attributable to CHEC's other business activities was $0.02 per share, with the balance of $0.27 per share resulting primarily from interest income and business development activity and the recording of New York State income tax benefits of $0.14 per share related to the completion of the Energy Group tax audit.

   CH Energy Group Segment Information - Quarter Ended September 30, 2006

                                        Regulated                 Unregulated
                                   --------------------    ------------------------
        $(000s Except                                        Natural         Fuel
    Earnings Per Share)            Electric      Gas       Distribution     Other       Elim(s).         Total
                                   --------------------    ------------------------     --------       ----------
    Revenues from
      external customers           $154,723   $  18,384    $     64,266    $  2,447           --       $  239,820
    Intersegment revenues                 3          38              --          --     $    (41)              --
                                   --------------------    ------------------------     --------       ----------
         Total Revenues            $154,726   $  18,422    $     64,266    $  2,447     $    (41)      $  239,820

    Earnings before income taxes   $ 17,423     ($1,358)        ($3,882)   $  3,179                    $   15,362

    Net Income                     $ 11,207       ($676)        ($2,329)   $  2,768           --       $   10,970

    Earnings per share (basic)     $   0.71      ($0.04)         ($0.15)   $   0.18 (1)       --       $     0.70

    Segment Assets @ 9/30/06       $827,095   $ 286,931    $    141,285    $ 99,219     $   (317)(2)   $1,354,213


(1) The amount of Unregulated EPS attributable to CHEC's other business activities was $0.12 per share, with the balance of $0.06 per share resulting primarily from interest income and business development activities.

(2)   Includes minority interest of $1,501 related to Lyonsdale



   CH Energy Group Segment Information - Quarter Ended September 30, 2005

                                        Regulated                 Unregulated
                                   --------------------    ------------------------
        $(000s Except                          Natural         Fuel
    Earnings Per Share)            Electric      Gas       Distribution      Other      Elim(s).      Total
                                   --------------------    ------------------------     --------    ----------
    Revenues from
      external customers           $159,589   $  14,115    $     54,008    $    184           --    $  227,896
    Intersegment revenues                 3          14              --          --     $    (17)           --
                                   --------------------    ------------------------     --------    ----------
          Total Revenues           $159,592   $  14,129    $     54,008    $    184     $    (17)   $  227,896

    Earnings before income taxes   $ 13,084     ($1,957)        ($3,967)   $    950           --    $    8,110

    Net Income                     $  7,750     ($1,107)        ($2,381)   $  1,484           --    $    5,746

    Earnings per share (basic)     $   0.49      ($0.07)         ($0.15)   $   0.09 (1)       --    $     0.36

    Segment Assets @ 9/30/05       $813,955   $ 276,170    $    138,088    $117,716     $   (205)   $1,345,724

(1) Reflects Energy Group earnings of $0.09 per share attributable primarily to the recording of New York State income tax benefit of $ 0.05 per share related to the completion of the Energy Group tax audit and investment and business development activities.